THIRD AMENDMENT TO THE
TRUST FOR PROFESSIONAL MANAGERS
INVESTMENT ADVISORY AGREEMENT
with
ENVESTNET ASSET MANAGEMENT, INC.
THIS THIRD AMENDMENT dated effective as of the 26th day of January 2021, to the Investment Advisory Agreement, dated as of June 15, 2010, as amended December 27, 2017, and April 24, 2018 (the “Agreement”), entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and Envestnet Asset Management, Inc. (hereinafter called the “Adviser”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the annual management fee rate for the PMC Core Fixed Income Fund, effective January 26, 2021; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of reducing the annual management fee rate for the PMC Core Fixed Income Fund.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	ENVESTNET ASSET MANAGEMENT, INC.

By: /s/ John P. Buckel	By: /s/ Brandon Thomas
Name: John P. Buckel	Name: Brandon Thomas
Title: President	Title: Chief Investment Officer

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

INVESTMENT ADVISORY AGREEMENT
with

ENVESTNET ASSET MANAGEMENT, INC.

Series of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
PMC Diversified Equity Fund	0.53%
	$2.5 billion or less	More than $2.5 billion but less than $5 billion	Over $5 billion
PMC Core Fixed Income Fund	0.650%	0.625%	0.600%

2